Exhibit 99

July 31, 2015

NEWS RELEASE	FIRST WEST VIRGINIA BANCORP, INC.
1701 WARWOOD AVENUE
WHEELING, WV 26003

For further information
Contact Francie P. Reppy, Executive Vice President, Chief Administrative Officer & Chief Financial Officer
(304) 218-2400

FIRST WEST VIRGINIA BANCORP, INC. ANNOUNCES SECOND QUARTER 2015 EARNINGS

Wheeling, WV, July 31, 2015-First West Virginia Bancorp, Inc. (NYSE MKT: FWV) President and Chief Executive Officer, William G. Petroplus, today announced second quarter earnings for the Wheeling, West Virginia, based holding company. First West Virginia Bancorp, Inc. is the parent company of Progressive Bank, N.A., Wheeling, West Virginia.

The Company reported net income of $1,370,000 or $.80 per share for the six months ended June 30, 2015 compared to $984,000 or $.57 per share for the same period during 2014. The increase in net income for the six months ended June 30, 2015 as compared to the same period in 2014 of $386,000 or 39.2% was primarily the result of the increase in noninterest income and net interest income, offset in part by the increase in income tax expense and noninterest expense. Noninterest income increased $911,000 or 127.8% primarily due to the increase in the net gains on sales of investment securities offset in part by a decline in service charges and fees earned on deposit accounts. Net interest income increased $68,000 or 1.7%, primarily due to the increase in the interest and fees earned on loans and the small decrease in the interest expense paid on interest bearing liabilities, offset in part by the decrease in the interest earned on investment securities. Income tax expense increased $418,000 primarily due to the increase in net gains on sales of securities during the first six months of 2015 over the same period in 2014. Noninterest expenses increased $175,000 or 4.4% during the six month period ended June 30, 2015 as compared to the same period in 2014 primarily due to increases in salary and employee benefits expenses as well as slight increases in occupancy expenses and other operating expenses. The return on average assets was .83% for the six months ended June 30, 2015 as compared to .59% for the same period of the prior year. For the six months ended June 30, 2015 compared to June 30, 2014, the return on average equity was 8.03% and 5.93%, respectively.

For the second quarter of 2015, net income was $332,000 or $.20 per share as compared to $538,000 or $.31 per share for the same period in 2014. The decrease in net income for the three months ended June 30, 2015 as compared to the same period of the prior year of $206,000 or 38.3% was primarily the result of the decrease in net interest income and noninterest income and the increase in noninterest expense, offset in part by the small increase in the income tax benefit. Net interest income decreased $68,000 or 3.4% primarily due to the decrease in the interest earned on investment securities, offset in part by the increase in the interest and fees earned on loans and the slight decrease in the interest expense paid on interest bearing liabilities. Noninterest income decreased $81,000 or 16.0% for the three months ended June 30, 2015 as compared to the same period of the prior year primarily due to the decrease in the net gains on sales of investment securities as well as the decline in service charges and fees earned on deposit accounts. Noninterest expense increased $72,000 or 3.6% during the three month period ended June 30, 2015 as compared to the same period in 2014 primarily due to the increases in salary and employee benefits expenses and occupancy expenses, offset in part by a slight decrease in other operating expenses.

FIRST WEST VIRGINIA BANCORP, INC. FINANCIAL HIGHLIGHTS

(Dollars in thousands, except share and per share data)	June 30, 2015	December 31, 2014
AT PERIOD END
Total Assets	$329,689	$332,390
Total Deposits	267,380	272,143
Total Loans	104,820	99,217
Total Investment Securities	191,337	197,079
Shareholders’ Equity	34,865	34,872
Shareholders’ Equity Per Share of Common Stock	20.29	20.29

(Dollars in thousands, except share and per share data)	June 30, 2015	June 30, 2014
FOR THE THREE MONTHS ENDED
Net Income	332	538
Provision for Loan Losses	—	—
Earnings Per Share of Common Stock	.20	.31
Dividends Per Share of Common Stock	.20	.20
Return on Average Assets	.40%	.65%
Return on Average Equity	3.85%	6.43%

FOR THE SIX MONTHS ENDED
Net Income	1,370	984
Provision for Loan Losses	—	—
Earnings Per Share of Common Stock	.80	.57
Dividends Per Share of Common Stock	.40	.40
Return on Average Assets	.83%	.59%
Return on Average Equity	8.03%	5.93%

Weighted average shares outstanding	1,718,730	1,718,730

First West Virginia Bancorp, Inc. stock is traded on the NYSE MKT under the symbol “FWV.”